TIDAL ETF TRUST 485BPOS

Exhibit 99(h)(xxvii)

RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT

THIS RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of February 23, 2024, between Tactical Investment Series Trust, a Delaware statutory trust, on behalf of its TFA Tactical Income Fund (the “Acquiring Fund”), and Tidal ETF Trust, a Delaware statutory trust, on behalf of the FolioBeyond Alternative Income and Interest Rate Hedge ETF (the “Acquired Fund” and together with the Acquiring Fund, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

WHEREAS, the Acquired Fund and the Acquiring Fund are part of the same “group of investment companies” as such term is defined in the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which each Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1.       Terms of Investment

(a)         In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and the Acquired Fund agree as follows:

(i)       Timing/advance notice of sales. The Acquiring Fund will use reasonable efforts to spread large sales of Acquired Fund shares (greater than 3% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of anticipated sales to the Acquired Fund whenever practicable and consistent with the Acquiring Fund’s best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a sales of Acquired Fund shares are effected, if any.

(ii)       Scale of investment. Upon a reasonable request by the Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(iii)       Redemption requests. The Acquiring Fund anticipates that redemption requests will be made in cash (rather than in-kind). The Acquiring Fund acknowledges and agrees that if, and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and the Tidal ETF Trust’s liquidity risk management procedures as applicable to the Acquired Fund, the Acquired Fund may honor redemption requests either partially or wholly in-kind.

(b)       In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment by the Acquiring Fund in the Acquired Fund, and to assist the Acquiring Fund’s investment adviser with making the required findings under the Rule, the Acquired Fund shall, upon reasonable request from the Acquiring Fund, provide information on the fees and expenses and portfolio holdings of the Acquired Fund.

2.	Representations of the Acquired Fund

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Fund

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Fund; (ii) comply with its obligations under this Agreement; (iii) promptly notify the Acquired Fund when it has invested in the Acquired Fund in an amount which exceeds the limitations in Section 12(d)(1)(A); and (iv) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Act or other federal laws and regulations which may be applicable. To the extent that the applicable laws of the State of Delaware or any of the provisions herein conflict with the applicable provisions of the Act or other federal laws and regulations which may be applicable, the latter shall control.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below.

If to the Acquiring Fund: Tactical Fund Advisors, LLC 11726 Seven Gables Rd.	If to the Acquired Fund: Tidal ETF Trust Attn: Eric Falkeis, President
Cincinnati, OH 45249 Fax: 513-984-5219 Email: support@tacticalfundadvisors.com With a copy to: Pine Advisor Solutions Attn: Cory Gossard, CCO 501 S Cherry St., Ste. 610 Denver, CO 80246

234 W Florida St, Suite 203

Milwaukee, WI 53204

e-mail: ericf@tidalfg.com

With a copy to:

Tidal Investments LLC:

Attn: Michael Pellegrino, General Counsel

234 W Florida St, Suite 203

Milwaukee, WI 53204

e-mail: mpellegrino@tidalfg.com

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6.	Term and Termination; Assignment; Amendment

(a)       This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)       This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)       This Agreement may not be assigned by either party without the prior written consent of the other.

(d)       This Agreement may not be amended or modified in any manner except by written agreement executed by the parties.

(e)       The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signature of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other.

(e)       In any action involving the Acquiring Fund under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Fund or any other series of Tactical Investment Series Trust.

(f)       In any action involving the Acquired Fund under this Agreement, the Acquiring Fund agrees to look solely to the Acquired Fund and not to any other series of Tidal ETF Trust.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Tidal ETF Trust,

on behalf of the Acquired Fund

/s/ Eric Falkeis

Name: Eric Falkeis

Title: President

Tactical Investment Series Trust,

on behalf of the Acquiring Fund

/s/ Keith Schmidt

Name: Keith Schmidt

Title: President

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